Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Kathleen Skarvan
Chief Executive Officer
Electromed, Inc.
952-758-9299
kskarvan@electromed.com

Electromed, Inc. Reports Higher First Quarter Revenues and Profits

New Prague, Minnesota – November 12, 2014 - Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the three-month period ended September 30, 2014. Net revenues for the first quarter of fiscal 2015 rose approximately 40% to $4.8 million, compared to $3.4 million in the first quarter of fiscal 2014. The Company reported net income of $378,000, or $0.05 cents per basic and diluted share, for the first quarter of fiscal 2015, compared to a net loss of $335,000, or ($0.04) cents per basic and diluted share, for the same period of fiscal 2014.

Kathleen Skarvan, Electromed’s chief executive officer, commented, “The first quarter results are further evidence that we have made significant progress on our strategy to strengthen and grow the Company’s core business, as demonstrated by our strong revenue growth which resulted in improved profitability and cash flow.”

Growth in total net revenues was attributable to strong results in the home care market where sales increased by approximately 35%, or $1.0 million, compared to the same period of fiscal 2014. Home care sales increased due to continued improvements in the Company’s reimbursement operations, including new third party payer contracts and process improvements, which led to faster approval cycle times, higher average selling price and greater referral to approval percentage. International sales increased by 168%, or $250,000, due primarily to the favorable timing of orders placed by international distributors. Institutional sales increased 25%, or $105,000, compared to the first quarter of fiscal 2014.

Gross margins in the first quarter of fiscal 2015 improved to 69.1% from 68.9% in the first quarter of fiscal 2014 as stronger revenues offset the higher manufacturing costs for the SmartVest SQL™ product as compared to the predecessor product, SV2100™. Over time, the Company expects to bring manufacturing costs for the SQL product roughly in line with previous products. Operating expenses, which include selling, general and administrative (SG&A) and research and development (R&D), declined to 61% of sales compared with 86% of sales in the first quarter of fiscal 2014. The decline resulted from the higher level of net sales in the first quarter of fiscal 2015. Operating expenses rose slightly due to higher sales commission expense and additional personnel in the reimbursement area, offset by a reduction in R&D expenses.

The Company generated $945,000 of cash flow from operations in the first quarter and finished the quarter with over $2.2 million of cash on hand.

“The fundamentals of the quarter are encouraging, including the market’s acceptance of our newest generation device, the SQL, and I believe there are opportunities for us to expand our market share,” said Skarvan. “Amidst the challenging reimbursement environment, we have streamlined our reimbursement and enhanced the customer services processes and are having more referrals approved resulting in higher net revenues. We are continuing to upgrade our sales team to maximize their productivity and effectiveness and improve domestic home care lead generation, our highest opportunity for sales growth.

Electromed, Inc.

Results for the Three-Months Ended September 30, 2014

I am very pleased with the way the Electromed team is delivering against our operating plan and our progress toward delivering profitable growth that is sustainable beyond fiscal 2015.”

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s beliefs regarding the impact of industry trends and legislation on revenue and the Company’s revenue growth and cost control strategies. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc.

Results for the Three-Months Ended September 30, 2014

Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	September 30, 2014	June 30, 2014
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$2,280,126	$1,502,702
Accounts receivable (net of allowances for doubtful accounts of $45,000)	6,361,689	6,487,267
Inventories	2,243,198	2,235,496
Prepaid expenses and other current assets	485,674	397,853
Total current assets	11,370,687	10,623,318
Property and equipment, net	3,944,975	3,935,802
Finite-life intangible assets, net	899,559	930,451
Other assets	299,902	302,595
Total assets	$16,515,123	$15,792,166

Liabilities and Equity
Current Liabilities
Current maturities of long-term debt	$47,003	$46,375
Accounts payable	781,823	380,582
Accrued compensation	447,354	391,040
Warranty reserve	720,000	700,000
Other accrued liabilities	166,497	302,482
Total current liabilities	2,162,677	1,820,479
Long-term debt, less current maturities	1,239,333	1,251,192
Total liabilities	3,402,010	3,071,671
Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares;
8,114,252 issued and outstanding	81,143	81,143
Additional paid-in capital	13,232,256	13,217,166
Accumulated deficit	(200,286)	(577,814)
Total equity	13,113,113	12,720,495
Total liabilities and equity	$16,515,123	$15,792,166

Electromed, Inc.

Results for the Three-Months Ended September 30, 2014

Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended September 30,
	2014	2013

Net revenues	$4,770,539	$3,418,178
Cost of revenues	1,475,797	1,062,346
Gross profit	3,294,742	2,355,832

Operating expenses
Selling, general and administrative	2,821,495	2,723,927
Research and development	75,265	209,108
Total operating expenses	2,896,760	2,933,035
Operating income (loss)	397,982	(577,203)
Interest expense, net of interest income of $1,212 and $7,398 respectively	20,453	15,202
Net income (loss) before income taxes	377,529	(592,405)

Income tax benefit	—	257,000
Net income (loss)	$377,529	$(335,405)

Earnings (loss) per share:
Basic and diluted	$0.05	$(0.04)

Weighted-average common shares outstanding:
Basic	8,114,252	8,114,252
Diluted	8,114,252	8,114,252

Electromed, Inc.

Results for the Three-Months Ended September 30, 2014

Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Three Months Ended September 30,
	2014	2013
Cash Flows From Operating Activities
Net income (loss)	$377,529	$(335,405)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	155,341	122,923
Amortization of finite-life intangible assets	30,892	31,619
Amortization of debt issuance costs	4,942	2,314
Share-based compensation expense	15,089	39,460
Loss on disposal of property and equipment	18,824	18,134
Changes in operating assets and liabilities:
Accounts receivable	125,578	1,024,688
Inventories	(7,702)	(52,628)
Prepaid expenses and other assets	(90,070)	(270,260)
Accounts payable and accrued liabilities	314,901	161,138
Net cash provided by operating activities	945,324	741,983

Cash Flows From Investing Activities
Expenditures for property and equipment	(156,669)	(148,915)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(11,231)	(19,250)

Net increase in cash and cash equivalents	777,424	573,818

Cash and cash equivalents
Beginning of period	1,502,702	503,564
End of period	$2,280,126	$1,077,382